                                                                  Exhibit *10.13
[letterhead]


                                                         John R. Tucker
                                                         President and
                                                         Chief Operating Officer

      February 6, 1998

      Mr. Stuart R. Amos
      Marlow, Berkshire
      United Kingdom

      Dear Stuart:

      On behalf of York International Corporation, I am very pleased to offer to you a position of President for the Unitary Products Group reporting to me, effective on or before March 2, 1998. Your starting base salary will be $25,000.00/month ($300,000/annually).

      The Incentive Compensation Plan for executives at York International has two elements; an annual cash bonus which is based on single year results, and a mid-term Performance Unit Plan (P.U.P.) which is based on three-year results. Your participation in the annual portion of the Plan will be a 45% Base Expected Value level and a 90% Base Over Achievement level. For 1998, you will be guaranteed a minimum incentive award of $100,000.00. It will be recommended, and subject to approval of the Board of Directors, that you receive a 1998 grant of P.U.P. units, prorated based on your hire date. These units will be earned from the grant date to the end of the year 2000, the valuation date.

      It will be recommended to the Board of Directors that you receive 5,000 Restricted Shares, priced at $1.00 per share. These shares will vest 50% upon the second anniversary of grant, and 25% respectively, at the third and fourth anniversaries.

      It will be recommended to the Board of Directors that you will also receive 10,000 stock options under the provisions of the Stock Option Plan priced at Fair Market Value on the date of grant. This option will fully vest on the first anniversary following the Date of Grant.

      You will be paid a sign-on bonus in the amount of $50,000. This bonus will be paid within two weeks of your start date. In the event you voluntarily terminate your employment within one (1) year from the date of your hire, you will be responsible for reimbursing York International Corporation the full amount of your sign-on bonus.

      You will be provided relocation benefits typically offered to a transferred York employee. However, the incidental expense allowance will be increased to $25,000 grossed up to cover appropriate taxes.

      York will provide you with temporary living accommodations during your transition to York, Pennsylvania.

      You will be eligible for participation in York's Financial Planning Program with an annual allowance of $4,500. In addition to the Financial Planning Program, we will also provide two years of tax preparation assistance.

      Effective date of hire, you will be a participate in York's Deferred Compensation Program.

      You will participate in York's FlexChoice Group Health and Welfare Benefits Program, and will be effective on your date of hire. All benefits, (including Investment Plan, Retirement Plan, etc.) are explained by the enclosed information, including the Stock Purchase Plan which you will also be eligible for participation.

      Mr. Stuart R. Amos
      Page 2
      February 6, 1998



      Prior to commencing employment, you will be required to execute a confidentiality agreement and satisfactorily complete a pre-employment physical examination which includes a drug screen. In the event you have a disability, York will make reasonable accommodations for you provided the accommodations allow you to perform the essential functions of this position and does not create an undue hardship for the Company.

      York adheres to an "employment at will" policy which allows either you or York to terminate an employment relationship "at will." The employment of each individual is subject to the normal policies and practices of the Company and its benefits plans as they will be revised from time to time.

      We look forward to you joining York International Corporation, Stuart, and to the contributions you will make toward our growing organization.
      Please contact me (717) 771-7234 if you have any questions about York or our offer.

      Enclosed is a second original of this offer, upon acceptance, please return one copy to my attention with your signature for our records by February 13, 1998.


      Sincerely,



      John R. Tucker
      President and Chief Operating Officer


                                    /s/___________________________________
                                    Stuart R. Amos

                                              11th Feb `98
                                    --------------------------------------
                                    Date


      cc:  W. Kennedy
           D. Glinski